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                                                                    Exhibit 99.1

     Cell Therapeutics, Inc. Announces Proposed $150 Million Convertible
                                Notes Offering


SEATTLE, June 4, 2001 Seattle -- Cell Therapeutics, Inc. (cti) (Nasdaq: CTIC) announced today that it proposes to offer $150 million of convertible subordinated notes due 2008 (the "Notes") in a private placement, subject to market and other conditions.

The Notes will be convertible into cti common stock, at the option of the holder, at a price to be determined. The Company may also issue up to an additional $30 million of Notes to cover over-allotments in connection with the offering.

cti intends to use the proceeds of the offering for clinical trials, expansion of sales and marketing capabilities, potential acquisitions of complementary companies or products, and general corporate purposes, including working capital.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the anticipated results discussed in such forward-looking statements, due to factors discussed in the Company's SEC reports, including, but not limited to, the Company's Report on Form 10-Q for the quarter ended March 31, 2001, and the Company's Report on Form 10-K for the year ended December 31, 2000. Forward-looking statements are based on current expectations and the Company does not intend to update such information to reflect later events or developments.